EXHIBIT 23.2

Consent of Arthur Anderson, Independent Accountants

    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated June 27, 2001 and August 17, 2001 with respect to the Cash flow statement, associated notes set forth in notes 15, 16 and 17, the post balance sheet events set out in note 19 and the US GAAP reconciliation set forth in note 22, included in Sangamo BioSciences Inc's Form 8-K/A, dated August 17, 2001, and to all references to our Firm included in this registration statement.

/s/ ARTHUR ANDERSEN

Cambridge, England
August 21, 2001